                                                                     EXHIBIT 4.4


                                VOTING AGREEMENT

                 THIS VOTING AGREEMENT is made and entered into as of this 27th day of December, 1993, by and between Care Enterprises, Inc., a Delaware corporation ("Care"), and each of the persons named on Exhibit A hereto (each a "Stockholder" and, collectively, the "Stockholders").

                 WHEREAS, Care and Regency Health Services, Inc., a Delaware corporation ("Regency"), have entered into an agreement with respect to a merger of Care and Regency (the "Merger Agreement"); and

                 WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Care requested that each Stockholder agree, and in order to induce Care to enter into the Merger Agreement, each Stockholder has agreed, to vote all shares of Common Stock, par value $.01 per share ("Regency Common Stock"), of Regency beneficially owned by such Stockholder as of the date hereof or at any time hereafter (the "Regency Shares") as provided herein; and

                 WHEREAS, Regency and certain stockholders of Care have agreed to enter into a voting agreement pursuant to which such stockholders will, subject to certain conditions, vote all shares of Common Stock, par value $.01 per share ("Care Common Stock"), owned by such Stockholder as of the date hereof or at any time hereafter and over which such Stockholder has voting power;

                 NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:

                 1. Voting Agreement. Each Stockholder hereby agrees to appear at any annual or special meeting of stockholders of Regency for the purpose of obtaining a quorum. Each Stockholder hereby agrees to vote all of its Regency Shares in favor of the transactions contemplated by the Merger Agreement.
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                 2.  Termination.  This Agreement shall terminate upon the
earlier to occur of (i) the approval of the transactions contemplated by the Merger Agreement by the affirmative vote of a majority of the outstanding shares of Regency Common Stock and (ii) the termination of the Merger Agreement in accordance with its terms.

                 3. Representations and Warranties. Each Stockholder hereby represents and warrants to Care as follows:

                          (a)  Authority Relative to this Agreement.  Such
Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Care, this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                          (b)  Ownership of Shares.  Such Stockholder has good
and marketable title to all of the shares of Regency Common Stock indicated opposite such Stockholder's name on Exhibit A hereto, which constitute all the shares of Regency Common Stock owned by such Stockholder. There are no restrictions on the voting rights pertaining to such shares of Regency Common Stock.

                          (c)  No Conflicts.  Neither the execution and
delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound. Other than this Agreement, there are no other agreements or understandings with respect to the voting of the Regency Shares, and each Stockholder hereby agrees that it will not enter into such an agreement.

                 4.  Representations and Warranties of Care.   Care hereby
represents and warrants to the Stockholders as follows:

                          (a)  Authority Relative to this Agreement. Care has
full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Care and no other corporate proceedings on the part of Care are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Care and, assuming that this Agreement has been duly and validly authorized, executed and delivered by each Stockholder, this Agreement constitutes a valid and binding agreement of Care, enforceable against Care in accordance with its terms.

                 5. Transfer. Stockholders may sell, transfer, assign or otherwise dispose of any of the Regency Shares; provided, however, that each Stockholder hereby agrees not to sell, transfer, assign or otherwise dispose of the Regency Shares to any Affiliate or Associate (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) unless such Affiliate or Associate becomes a party to this Agreement. Any purported transfer of Regency Shares to any such Affiliate or Associate that does not become a party hereto shall be null and void.

                 6. Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

                 7. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.





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
                 8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives; provided, that this Agreement shall not be assigned without the prior written consent of the other party hereto, except that Care may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Care. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                 10. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

                          (a)  If to Care, to:

                          Care Enterprises, Inc.
                          2742 Dow Avenue
                          Tustin, California   92680-7245
                          Telecopy No. (714) 544-4443 x2401

                          Attention:  John W. Adams





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
with a copy to:

                          Sidley & Austin
                          2049 Century Park East
                          Los Angeles, California  90067-3208
                          Telecopy No. (310) 556-6502

                          Attention:  Moshe J. Kupietzky, Esq.

                          (b)  If to any of the Stockholders, to the
                               respective addresses noted on Exhibit A hereto.

                 11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

                 13. Further Assurances. Each Stockholder will execute and deliver all such further documents and instruments and take all such further actions as may be necessary in order to consummate the transactions contemplated hereby.





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
                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          CARE ENTERPRISES, INC.


                                          By:  /s/ John W. Adams
                                          --------------------------------
                                               Name:   John W. Adams
                                               Title:  Chairman and Chief
                                                       Executive Officer


                                          Stockholders:


                                          /s/ Cecil Mays
                                          --------------------------------
                                              Cecil Mays


                                          /s/ Carol Mays
                                          --------------------------------
                                              Carol Mays


                                          EL DORADO INVESTMENT COMPANY


                                          By:  /s/ Gregory S. Anderson
                                               ---------------------------
                                               Name:   Gregory S. Anderson
                                               Title:  Managing Director


                                          SUNDANCE CAPITAL CORPORATION


                                          By:  /s/ Gregory S. Anderson
                                               ---------------------------
                                               Name:   Gregory S. Anderson
                                               Title:  Vice President





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
                                   EXHIBIT A


Name of Stockholder                                            Number of
       and                                                  Securities as of
 Address for Notice               Class of Securities       the Date Hereof
- -------------------               -------------------       ----------------
Cecil and Carol Mays              Common Stock                   596,703
3636 Birch Street
Suite 195
Newport Beach, CA 92660

El Dorado Investment              Common Stock                   746,143
 Company
400 East Van Buren St.
Suite 650
Phoenix, AZ  85004

Sundance Capital                  Common Stock                   131,516
  Corporation
400 East Van Buren St.
Suite 650
Phoenix, AZ  85004





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